Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Agreement, including all Exhibits attached hereto and incorporated herein (“Agreement”) is entered into on this November 25, 2014 by and between (1) GRACE HOME HEALTH CARE, Inc, a California Corporation, in good standing, with its principal office located at 1739 Termino Ave., Long Beach, CA 90804, and (2) Accelera Innovations, Inc., a Delaware corporation in good standing, with its principal office located at 20511 Abbey Dr., Frankfort, Il. 60423 (hereinafter referred to as “Purchaser or Accelera”), or its assignee.

WITNESSETH

WHEREAS, GRACE HOME HEALTH CARE, Inc. (“GRACE”) is engaged in the business of providing home health care services for behavioral health, seniors, children, skilled nursing, therapists, wellness education, physical assistance, and special care situations; and

WHEREAS, Purchaser is a Delaware corporation in good standing; and

WHEREAS, Purchaser is engaged in the business of owning and operating Post-Acute Care Companies; and

WHEREAS, GRACE Shareholders wish to sell and Purchaser wishes to buy all of the issued and outstanding common shares of GRACE.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,

Parties agree as follows:

1. Sale of Shares of Stock

All record shareholders of GRACE agree to sell all their shares in GRACE and Purchaser agrees to purchase all such Shares upon the terms and conditions hereinafter set forth.

Current Shareholders of GRACE, and current addresses are listed below:

50%   Angelito D. Cadiente, 4224 Sebren Ave. Lakewood, CA 90713

50%   Loida F. Cadiente, 4224 Sebren Ave. Lakewood, CA 90713

Current Shareholders of GRACE shall execute a non-compete agreement at the final closing, agreeing not to compete with Purchaser for a period of Two (2) years from the final closing.

Current shareholders of GRACE shall deliver 2013 and 2014 audited financials on an accrual basis with an Accelera approved Auditing Firm completed within 60 days post closing date. The audits will be reimbursed by Accelera Innovations at completion.

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2. Consideration and Deposits.

Consideration to the record shareholders shall consist of a basic payment of $5,250,000.00 to Shareholders or assignee, with payments made as follows:

A.	Purchaser shall deposit by wire transfer to a bank account selected by Sellers a sum equal to Two Million Six Hundred and Twenty-Five Thousand Dollars ($2,625,000.00) at final closing date.

B.	Purchaser shall deposit by wire transfer to a bank account selected by Sellers a sum equal to One Million Three Hundred Twelve Thousand Five Hundred Dollars ($1,312,500.00) six months from the closing date.

C.	Purchaser shall deposit by wire transfer to a bank account selected by Sellers a sum equal to One Million Three Hundred Twelve Thousand Five Hundred Dollars ($1,312,500.00) twelve months from closing date.

3. Closings.

A.	The Final Closing date shall be on or before January 15, 2015, and the execution of the Stock Purchase Agreement and related documents shall occur at 1739 Termino Ave Long Beach, CA 90804 and seller shall give purchaser an additional forty-five (45) days to secure funding if purchaser gives seller the request for such additional days on or before December 15, 2014.

B.	Deliveries at Closing:

1. By: Seller

i)	Copy of Asset List attached hereto as Exhibit “A”; and

ii)	Documentation that GRACE is an California Corporation in good standing; and

iii)	Copies of the GRACE’s Articles of Incorporation, as amended if amended, and By-Laws, as amended if amended; and

iv)	Executed resolutions of the GRACE’s Board of Directors approving of this transaction; and

v)	Standard Stock Assignments to complete the transfer of shares from GRACE’s shareholders to Purchaser;

vi)	All GRACE’s business and accounting records (while maintaining copies of same as may be needed for tax or other legal matters); and

vii)	Possession of real and personal property owned or leased by GRACE; and

vii)	State UCC searches showing no encumbrances on GRACE’s assets.

viii)	Copies of executed employment agreements between (a) Accelera and (b) Desired Employee’s in the forms attached as Exhibit “B”

3. By: Purchaser

i)	Wire transfer of Two Million Six Hundred Twenty-Five Thousand Dollars ($2,625,000.00) on closing and

ii)	Copies of the Purchaser’s Articles of Incorporation, as amended if amended; and

iii)	Executed resolution of Purchasers Directors approving this transaction;

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4. Operation of Subject Corporations Businesses.

GRACE’s shareholders agree to operate its business in the same manner as it has been operated heretofore, and will diligently promote the growth of such businesses in an efficient and productive manner. GRACE agrees not sell any of its assets except as is normal in the ordinary course of its day-to-day business operations, nor borrow monies, nor incur encumbrances except as may be reasonably required to facilitate the operation and growth of such businesses.

5. Default by Purchaser.

The following events shall also be deemed to be a default by the Purchaser:

A.	Failure of Purchaser to perform any other Purchaser obligation under the terms of this Agreement, unless such failure is cured within twenty (20) calendar days of GRACE sending Purchaser Notice of such failure;

B.	Purchaser filing a petition in bankruptcy to be adjudicated as a voluntary bankrupt; or filing a similar petition under any insolvency act; or making an assignment for the benefit of its creditors; or consent to the appointment of a receiver of itself or of the whole or of any substantial part of its property; or file a petition or answer seeking reorganization or arrangement of itself under any Federal bankruptcy laws or any other applicable federal or state statute;

C.	Entry of a court order adjudicating Purchaser as a bankrupt or appointing a receiver or trustee of Purchaser or of any substantial portion of Purchaser’s assets, or approving reorganization or arrangement of Purchaser under any Federal or state law, which order is not vacated within ninety (90) days of its entry;

D.	Purchaser admission in writing of its inability to pay its debts generally as they become due;

E.	If any material representation made by Purchaser in writing is found to be false or incorrect in any material way or materially misleading at the time it was made

9. Default by GRACE.

The following events shall be deemed to be a default by GRACE:

A.	If GRACE files a petition in bankruptcy to be adjudicated as a voluntary bankrupt; or filing a similar petition under any insolvency act; or making an assignment for the benefit of its creditors; or consent to the appointment of a receiver of itself or of the whole or of any substantial part of its property; or file a petition or answer seeking reorganization or arrangement of itself under any Federal bankruptcy laws or any other applicable federal or state statute;

B.	Entry of a court order adjudicating GRACE as a bankrupt or appointing a receiver or trustee of any of them or of any substantial portion of any of their assets, or approving reorganization or arrangement of Purchaser under any Federal or state law, which order is not vacated within ninety (90) days of its entry;

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C.	If any material representation or omissions made by GRACE in writing is found to be false or incorrect in any material way or materially misleading at the time it was made;

D.	Encumbering or transferring any material portion of its property in such a way that it would materially negatively impact the value of its assets; and

E.	GRACE’s failure to perform any other obligation of Corporation pursuant to the terms of this Agreement, unless such failure is cured within twenty (20) calendar days of Purchaser sending GRACE Notice of such failure.

10. Cure Periods.

Unless otherwise specifically provided otherwise in this Agreement, the cure period for the failure to perform any obligation of a party pursuant to the terms of this Agreement shall be thirty (30) calendar days after sending Notice of such failure to the failing party.

11. Expenses.

Each party shall bear its own costs of accounting and legal services in connection with this Agreement.

12A. GRACE Hold Harmless.

GRACE does hereby indemnify and reimburse Purchaser for and shall hold and save Purchaser harmless from and against all liabilities, debts, taxes, costs, claims, expenses, actions or causes of action, losses, damages of any kind whatsoever (including costs of litigation, investigation, and reasonable attorney’s fees, but not including standard accounts receivable and accounts payable amounts) now existing or that may hereafter arise from or grow out of Seller’s operation and/or ownership of Seller’s Company prior to the Final Closing Date, either directly or indirectly, other than for ordinary business expenses incurred in the operation of the Subject Corporation.

12B. Purchaser Hold Harmless.

Purchaser does hereby indemnify and reimburse Seller for and shall hold and save Seller harmless from and against all liabilities, debts, taxes, costs, claims, expenses, actions or causes of action, losses, damages of any kind whatsoever (including costs of litigation, investigation, and reasonable attorney’s fees, but not including standard accounts receivable and accounts payable amounts) that may hereafter arise from or grow out of Purchaser’s operation and ownership of Purchaser’s business after the Final Closing, either directly or indirectly.

13. Representations and Warranties.

A. GRACE represents and warrants that:

(i)	GRACE is in good standing as a California Corporation;

(ii)	GRACE has and will maintain during the term of this Agreement all the required permits and licenses required to conduct the businesses in which it is engaged;

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(iii)	GRACE owns the tangible assets which are used in the conduct of their businesses, except as specifically otherwise stated in writing to Purchaser;

(iv)	Copies of all financial statements and records for GRACE requested by Purchaser have been provided to Purchaser, and all such documents provided are true and correct copies of the originals of such documents;

(v)	GRACE has not since July 9, 2014 and will not during the term of this Agreement revise their methods of doing business, accounting, or financial reporting;

(vi)	GRACE will comply with all governmental requirements during the term of this Agreement; and

(vii)	GRACE’s shareholders are legally authorized to and have full authority to execute this Agreement and bind the GRACE to the terms of this Agreement.

B. Purchaser represents and warrants that:

(i)	Purchaser is in good standing as a Delaware corporate company;

(ii)	Purchaser has and will maintain during the term of this Agreement all the required permits and licenses required to conduct the businesses in which it is engaged;

(iii)	Purchaser will comply with all governmental requirements during the term of this Agreement; and

(iv)	Purchaser and the persons executing this Agreement are legally authorized to and have full authority pursuant to properly authorized corporate resolutions to execute this Agreement and bind the Purchaser to the terms of this Agreement.

14. Real Estate.

A.	Corporation is leasing the business property at 739 Termino Avenue, Long Beach, California 90804 (“Business Address”) at a rate of $7,500.00 per month, with approximately two (2) months remaining on the lease, this is an automatic year to year lease; and

B.	The Business Address shall remain the principal business location of the Subject Corporation during the term of the Employment Contracts referenced below.

15. Employment Contracts.

Purchaser will continue to support all existing employment agreements with GRACE’s FTE’s. The current CEO, Angelito D. Cadiente and the Administrator, Loida F. Cadiente may continue in their current positions, but not salaried post- closing date. Angelo L. Cadiente, will be transitioned to the CEO position, employment agreement attached as Exhibit “B”.

16. Assets of the Subject Corporation.

Attached hereto as Exhibit “A” is a list of GRACE’s current assets, including information, where applicable, regarding any leases or encumbrances which may relate to any such asset. GRACE’s shareholders warrant that assets will not be sold, encumbered, or acquired by GRACE except in the normal and customary conduct of the businesses of the Subject Corporation during the term of this Agreement.

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17. Confidentiality.

The parties agree that the terms and conditions of this Agreement and its exhibits are confidential between the parties and may not be disclosed to any third persons without the written consent of both parties except to the extent necessary to perform the obligations of this Agreement or as required by law or as already known in the public domain.

18. Litigation.

Seller’s represent that there is no litigation or proceedings pending to their knowledge against or relating to the Subject Corporation other than as has been disclosed to Accelera in writing; nor does Seller know nor have reasonable grounds to know of any basis of any additional action or governmental investigation relative to the Subject Corporation, or its properties or businesses.

19. Notices.

Any notice or demand required or desired to be given under this Agreement shall be in writing and shall be personally served or in lieu of personal service may be given at the addresses and/or fax numbers set forth herein or otherwise known to the parties. Any party may change its address or fax number by giving notice in accordance with the provisions of this section.

Such notice shall be deemed as received on the third business day after mailing by certified mail; or on the day after being sent next day delivery by a recognized overnight delivery service; or on the day sent by facsimile transmission provided that the sender can show proof of such transmission and provided that an original of such notice is mailed by first class or certified mail, proper postage prepaid, within two business days of such facsimile transmission.

Notices may be sent as follows or as otherwise directed by either party:

GRACE HOME HEALTH CARE, Inc.	ACCELERA INNOVATIONS Inc.
Attn: Angelito D. Cadiente	Attn: Cindy Boerum
1739 Termino Ave.	20511 Abbey Drive
Long Beach, CA 90804	Frankfort IL 6042

Phone: 562-498-0203	Phone: 866/866-0758
Fax: 562-498-0223	Fax: 708/478-5457

20. Miscellaneous.

A. Entire Agreement/Venue. This Agreement, together with its Exhibits attached hereto and made a part hereof, constitutes the entire agreement between the parties and supersedes and takes precedence over any prior agreement(s) between the parties, whether written or oral. This Agreement may be modified or altered only by the prior written consent of all parties or their legal representatives. The failure of any party to enforce any provision of this Agreement shall not be construed as a modification or waiver of any of the terms of this Agreement, nor prevent that party from enforcing each and every term of this Agreement at a later time. This Agreement shall be construed according to the laws of the State of Illinois and any litigation relating to this Agreement shall be commenced in Will County, Illinois.

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B. Survival. All the agreements, representations, warranties, indemnifications and undertakings herein contained shall survive the Closing of this transaction and shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, executors, administrators, successors, and assigns, as though they were in all cases named.

C. Prevailing Party Recovers Costs. In the event of litigation between the parties relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for the prevailing party’s costs of enforcing this Agreement through an appeals process, including reasonable attorneys’ fees and expenses.

D. Severability/Blue Pencil. In the event that any of the provisions or portions of this Agreement are held to unenforceable or invalid by any court of competent jurisdiction, the validity of the remaining portions and provisions shall not be affected, and thereby held to be enforceable and valid and the balance of the Agreement shall be construed to and any invalidated section may be rewritten by a court of law to achieve the intent of the invalidated portion as nearly as is legally possible.

E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute this Agreement. Multiple copies of this Agreement may be separately executed by the parties and shall together constitute one Agreement.

The parties do not intend to confer any benefit hereunder on any person or party other than the parties hereto and their successors as described herein.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of

Sellers (Shareholders):		Purchaser:
Angelito D. Cadiente		Accelera Innovations, Inc.
Loida F. Cadiente

By:	/s/ Angelito D. Cadiento	By:	/s/ Cindy Boerum
	Angelito D. Cadiento, CEO		Cindy Boerum/CSO, President
Date:		Date:

By:	/s/ Loida F. Cadiente
Loida F. Cadiente, Administrator
Date:

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Exhibit A

GRACE ASSETS

1.	Medicare Provider License # 557613
2.	Community Health Accreditation Program (CHAP) Certified
3.	Clinical Laboratory Improvement Amendments # 05D0926649
4.	Long Beach California Business License #BU20753700
5.	Long Beach California Business License #BU21330950
6.	California Department of Public Health License # 980000947
7.	California Association of Health Services at Home 9CAHSAH #0110887
8.	Referral Sources List
9.	38 FTE Skilled and Trained Office Staff
10.	Non-Attached Office Furniture
11.	Misc. Small office equipment
12.	Computer Hardware System
13.	EMR Software System

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Exhibit B

GRACE EMPLOYMENT AGREEMENTS

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EMPLOYMENT AGREEMENT

This employment Agreement is made and entered into on the closing date of the Purchase Agreement dated November 25, 2014 between GRACE Home Health Care Inc located at 1739 Termino Ave, Long Beach, CA 90804 and Accelera Innovations Inc., or its assignee (which will be a subsidiary or controlled Company of Accelera) located at 20511 Abbey Drive, Frankfort, IL 60423 (“Employer”), and Angelo L. Cadiente (“Employee”).

In consideration of the mutual covenants set forth herein, Employer agrees to hire Employee and Employee agrees to the employment for Employer per the terms and conditions of this Agreement.

I. DURATION:

This Agreement shall be for a period of three (3) years beginning on the closing date of the Purchase Agreement dated November 25, 2014.

II. DUTIES:

Employee shall be employed in the position of Chief Executive Officer, with attendant responsibility as Administrator for GRACE Home Health Care.

The job function of this position is to provide general management to the operations, including the growth of the business unit.

III. BEST EFFORTS:

Employee shall devote reasonable and necessary time, attention, knowledge, and skills to the interest of Employer’s business and shall use his best efforts in doing so.

IV. PLACE AND HOURS OF EMPLOYMENT:

Employee agrees that his employment shall be primarily conducted from the Employer’s offices in Long Beach, CA, although travel may, as circumstances dictate, be necessary to carry out his duties. Employee will devote as much time as necessary to effectively carry out his duties in a normal, usual, and customary work week.

V. PERFORMANCE:

Employee shall use his best efforts to maintain and manage all current and future patients.

VI. COMPENSATION:

Employee shall be compensated at the rate of One Hundred and Seventy-Five Thousand Dollars ($175,000) per annum, payable beginning on closing of the Purchase Agreement dated November 25, 2014 at which time Employer will own and operate the Company. Employer shall deduct or withhold from said compensation any and all sums required for federal and state income and social security taxes, as well as any other legitimate tax required by law. Salary increases shall be based on job performance and shall be renegotiated annually.

As additional consideration, Accelera agrees to give Employee bonuses which will be paid as follows: bonus will be 5% of the increase in gross revenue from the base gross revenue earned in the previous year. Employee shall receive an additional bonus of 10% of the base EBITDA increases from the base EBITDA in the previous year. The bonus will be paid in 2016, however for calculation of the base year 2014 will be used for the first bonus, thereafter the prior year will be used for the base year.

VII. SALARIED STATUS:

Employee understands and agrees that he is a salaried employee of management status, and as such is not entitled to overtime wages unless under special circumstances and specifically agreed to in writing.

VIII. EXPENSE REIMBURSEMENT:

Employee shall be entitled to reimbursement for any and all expenses authorized and reasonably incurred in the performance of the functions of his duties. Employee must timely provide Employer with an itemized account of all expenditures and with receipts therefor.

IX. BENEFITS:

If or when not provided directly by GRACE Home Health Care, Employer will supply or continue payment of Employee’s health insurance plan(s) during the term of this Agreement.

X. VACATION:

Employee is entitled to four (4) weeks paid vacation annually plus all federal and state holidays.

XI. SICK DAYS:

Employee shall be granted twelve (12) sick days per calendar year, which shall cumulate from year to year. In the event Employee requires surgery, or additional sick days are required, Employee shall seek prior written approval.

XII. INSURANCE:

If or when not provided by GRACE Home Health Care, Employer shall continue to pay for health insurance and benefits with the same or better benefits as are currently provided to Employee.

XIII. EMPLOYMENT AGREEMENT TERM:

This Agreement shall be in effect for a period of thirty-six (36) months from its execution. This Agreement shall automatically be renewed for successive One Year periods from the date of expiration unless Thirty (30) day notice to the contrary is provided by either Party.

XIV. COVENANTS:

Employee agrees to not use, disclose, or communicate in any manner, proprietary information about Employer or GRACE Home Health Care, or their operations, clientele, or any other proprietary information that relates to the business of Employer or GRACE Home Health Care, or their customers, marketing strategies, trade secrets, or other information which is identified in writing to Employee as being “Confidential Proprietary Information”. This section shall not apply to information that is (a) otherwise in the public domain, (b) developed by or already known to Employee, or GRACE Home Health Care (c) required to be disclosed by any court of law or governmental agency, or (d) that is provided to employees and/or agents of Employer or GRACE Home Health Care, including but not limited to accountants and attorneys.

XV. NON-SOLICITATION OF CUSTOMERS:

For a period of one (1) year following termination of employment of Employee by Employer for any valid reason, Employee shall not solicit third party customers or clients of Employer.

XVI. NON-RECRUITMENT OF EMPLOYEES:

For a period of one (1) year following termination of employment of Employee by Employer for any valid reason, Employee shall not recruit any of Employer’s employees for the purpose of any third party outside business.

XVII. RECORDS AND ACCOUNTS:

Employee agrees that all records and accounts maintained during the course of employment pursuant to this Agreement (a) are the property of Accelera Innovations or its assignee, (b) shall remain current, and (c) shall be maintained at Employer’s place of business.

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XVIII. RETURN UPON TERMINATION:

Employee agrees that upon termination of this Agreement, he shall return to Employer all of Employer’s property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, records, accounts, materials subject to copyright by Employer, Employer trademark or patent protection, customer and Employer information, credit cards, business documents, reports, and any and all other property of Employer.

XIX. INDEMNIFICATION FOR THIRD PARTY CLAIMS:

Employer agrees to hold harmless, indemnify, defend, and save Employee from and against all claims, liabilities, causes of action, damages, judgments, attorneys’ fees, court costs, and expenses which arise out of Employee’s normal course of performance of his duties, or occasioned by Employer.

XX. ATTORNEYS’ FEES AND COSTS:

Employee and Employer agree that should any action instituted by either party against the other regarding the enforcement of the terms of this Agreement, the non-prevailing party shall reimburse the prevailing party for the prevailing party’s expenses relating to such action, including reasonable attorneys’ fees and expenses through all appeals thereof.

XXI. NOTICES:

Any notice or demand required or desired to be given under this Agreement shall be in writing and shall be personally served or in lieu of personal service may be given at the addresses and/or fax numbers set forth herein or otherwise known to the parties. Any party may change its address or fax number by giving notice in accordance with the provisions of this Subsection.

Such notice shall be deemed as received on the third business day after mailing by certified mail; or on the day after being sent next day delivery by a recognized overnight delivery service; or on the day sent by facsimile transmission provided that the sender can show proof of such transmission and provided that an original of such notice is mailed by first class or certified mail, proper postage prepaid, within two business days of such facsimile transmission.

Notices may be sent as follows or as otherwise directed by either party:

Employer:	Employee:
Accelera Innovations Inc.	Angelo L. Cadiente
20511 Abbey Drive	3849 Lomina Ave.
Frankfort IL 60423	Long Beach, CA 90808

XXII. ENTIRE AGREEMENT:

This Agreement represents the complete and exclusive statement of the Employment Agreement between the Employer and Employee. No other agreements, covenants, representations, or warranties, express or implied, oral or written, have been made by the parties concerning this Employment Agreement.

XXIII. PRIOR AGREEMENTS:

This agreement supersedes any and all prior agreements or understandings between the parties involving employment of Employee by Employer, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

XXIV. MODIFICATIONS:

Employer and Employee agree that this Agreement constitutes the entirety of the Employment Agreement between the parties. Any modifications to this Agreement may only be done in writing and must be signed by Employee and an officer of Employee.

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XXV. SEVERABILITY:

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect, and thereby held to be enforceable and valid; and the balance of this Agreement shall be construed to, and any invalidated section may be rewritten by a court of law to, achieve the intent of the invalidated portion as nearly as is legally possible.

XXVI. WAIVER OF BREACH:

The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate as a waiver of any subsequent breach, and shall not be deemed a change in the terms of this Agreement. No waiver shall be valid unless approved in writing and signed by the waiving party. The failure of any party to enforce any provision of this Agreement shall not be construed as a modification or waiver of any of the terms of this Agreement, nor prevent that party from enforcing each and every term of this Agreement at a later time.

XXVII. AMBIGUITIES:

The parties agree that they have had opportunity for legal advice in executing this Agreement, and each party hereto therefore agrees that any ambiguity created by this document will not be construed against the other party.

XXVIII. CHOICE OF LAW, JURISDICTION, AND VENUE:

Employer and Employee agree that this Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois and that should any actions be brought against either party related to the terms or conditions of this Agreement, such actions shall be brought within a court of competent jurisdiction within DuPage County, Illinois.

XXIX. STATUTE OF LIMITATIONS:

Each party shall one year following termination of this Agreement to make any claims or institute any causes of action for damages relating to this Agreement.

XXX. ATTORNEY REVIEW:

Each party warrants and represents that it has had the opportunity to rely on legal advice from an attorney of its choice, so that the terms of this Agreement and their consequences could have been fully read and understood by such party.

XXXI. ASSIGNMENT:

Employee understands that Employer may assign this Agreement to any entity which is owned or controlled by Accelera Innovations, Inc. and that its terms shall remain binding on both parties.

XXXII. COORDINATION WITH ACCELERA INNOVATIONS, INC.

Employee understands that Employer may direct Employee to perform functions for or on behalf of Accelera from time to time based on agreement(s) by Employer regarding same.

XXXIII. MISCELLANEOUS:

This Agreement is binding on the successors, heirs, and assigns of each party hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute this Agreement.

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Dated this 25th day of November, 2014

Employer:	Employee:
Accelera Innovations Inc.

/s/ Cindy Boerum	/s/Angelo Cadiente
by: Cindy Boerum	Angelo L. Cadiente

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